Exhibit 10.35.1

EMERSON RADIO CORP.

35 Waterview Blvd., Suite 140

Parsippany, NJ 07054

October 7th, 2019

RE:Retention Bonus

Dear Mr. Binney:

On behalf of Emerson Radio Corp. (the “Company”), I am pleased to inform you that as an incentive for your continued service to the Company, you are eligible to receive and earn a retention bonus in the aggregate amount of US$60,000 (the “Retention Bonus”), which amount shall be paid to you in the form of a lump sum cash payment, less all applicable tax withholdings and required deductions, as soon as practicable following the date that you execute this letter (the “Effective Date”).

The Retention Bonus will be earned in three equal installments of US$20,000 on each of the first, second and third anniversaries of the Effective Date (each, an “Annual Installment”). If your employment with the Company terminates prior to the third anniversary of the Effective Date for any reason other than due to your death, a serious decline in your physical health or in connection with a Change in Control (as defined in the Indemnification Agreement by and between you and the Company), you will be required to repay the Company, in immediately available funds, an amount equal to any Annual Installment, less any amounts withheld by the Company for income and employment taxes, that has not been earned within thirty (30) days of your termination date. This letter is not a contract of employment and does not guarantee you employment for any specified period of time.

Please indicate your understanding and agreement with the above by signing this letter and returning it to the Company. Thank you for your contributions thus far and the contributions we know that you will make to the Company in the time ahead.

Very truly yours,

EMERSON RADIO CORP.

/s/ Duncan Hon

Duncan Hon, Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Michael Binney
Michael Binney

Date: 7/Oct/2019